Exhibit 23.15

CONSENT OF QUALIFIED PERSON

Golden Star Resources Ltd.

United States Securities and Exchange Commission

Re: Golden Star Resources Ltd.

Ladies and Gentlemen:

I hereby consent to (i) being named and identified as a “qualified person” in connection with the following documents, which are either referenced in or filed as exhibits with the Annual Report on Form 40-F for the year ended December 31, 2016 (the “Form 40-F”) of Golden Star Resources Ltd. (the “Company”), which is incorporated by reference in the Registration Statement on Form S-8 of the Company, dated May 17, 2017, to which this consent relates: (A) the Company’s Annual Information Form for the year ended December 31, 2016, (B) the Company’s Management’s Discussion and Analysis for the year ended December 31, 2016, (C) the technical report entitled “NI 43-101 Technical Report on a Feasibility Study of the Prestea Underground Gold Project in Ghana” effective date November 3, 2015 and filed on January 22, 2016, and (ii) all other references to the undersigned included or incorporated by reference in the above-referenced Registration Statement and in any prospectuses or amendments or supplements thereto.

/s/ Jane Joughin
Jane Joughin

May 17, 2017